Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 19, 2014, with respect to the combined consolidated financial statements and internal control over financial reporting included in the Annual Report of Diamondback Energy, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Diamondback Energy, Inc. on Form S-3 (File No. 333-192099, effective November 5, 2013) and on Form S-8 (File No. 333-188552, effective May 13, 2013).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 19, 2014